Cooperation Agreement

Party A: Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd
Party B: Harbin Meijia Bio-Tech Co., Ltd.

Party A and Party B on the basis of adhering to the principle of mutual benefit, mutual development, to take each other’s advantage and complementary resource, according to the friendly consultations and negotiations come into the following agreement on producing the cactus series of hygienical product:

I .	Party A and Party B shall be independent subject respectively, no associated connections between the parties (including but not limited to joint - capital, agent and employment).

II .
Any party in the agreement shall not have right to exercise any action to the other party. Any officer of any party shall not be an employee or an agent of the other party. Any party shall not be liable to the other party’s labor relations and the action of their employees.

III .	Responsibility of Party A:
1. Provide the appropriative production facilities and be responsible for installation and debugging of the equipment.
2. Provide regular raw materials of cactus.
3. Responsible for selling of products and marketing.
4. Responsible for providing the technique of production and quality standards.

IV .	Responsibility of Party B:
1. Provide the necessary workshop for production.
2. Responsible for organizing to produce and process the cactus series of hygienical product.
3. Responsible for training and management to operating personnel.
4. Responsible for the daily maintenance and repairing of the fixed assets.

V .	The promises of Party A and Party B:
1. The accepted products that made by Party B shall be sold to Party A at the manufacturer’s price. Party A shall deposit the payment for goods in the account specified by Party B within 30 days after the receipt of goods.
2. Party A shall provide Party B the raw materials of cactus which is necessary to production at a low market price. Other raw materials which are necessary to production shall be purchased by Party B pursuant to the requirement of Party A.
3. Party A shall be responsible for the expenses of marketing.
4òParty B shall be responsible for organizing, operating personnel’s wages and welfare benefits and administrative expenses.

VI .	Exemptions.
Ifthis agreement is terminated by a third party or majeure, Party A and Party B shall not bear any indemnification.

VII .	Liabilities for breach of contract.
The parties shall undertake respective cooperating assignment, if any party breach the agreement and result in the economic losses or damages of reputation to the other party, the defaulting party shall be responsible for the full compensation to the other Party.

VIII .	Notice of Termination
Any party can terminate this agreement without any reason in written form at prior 15 days.

IX .	Confidential Terms.
As to this cooperation, all materials provided by the parties should be used only in this cooperation and shall be deemed as confidential information and shall not be disclosed to a third party at any time.

X .	Vitrification
Any communication, consultation, agreement and the information of closing of a deal shall be known by the parties.  Any party shall not come into any agreement privately without the other party’s understanding.

XI .	Miscellaneous.
Party A and Party B shall negotiate the unforeseeable issues friendly and cooperatively. If necessary the parties can sign a supplementary agreement. The supplementary agreement will have the same effect as the original.

XII .	Effective
This agreement is signed in duplication and is to be held by each party. It will become effective on the date when stamped and signed.

Party A: Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd
Legal (authorized) representative: JinJiang Wang
(Signature, stamp)
Date: October 8, 2007

Party B: Harbin Meijia Bio-Tech Co., Ltd.
Legal (authorized) representative: Maodong Liu
(Signature, stamp)
Date: October 8, 2007